Exhibit 99.5

SOUTHERN UNION COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

The following unaudited pro forma combined condensed statements of operations present the combined financial data of Southern Union Company and subsidiaries (“Southern Union” or the “Company”), Sid Richardson Energy Services, Ltd. and subsidiaries (“SRES”) and Richardson Energy Marketing, Ltd. (“REM”) after giving effect to Southern Union’s acquisition of SRES and REM for $1,600,000,000 in cash (the “Acquisition”). The Company completed the Acquisition on March 1, 2006.

The unaudited pro forma combined condensed statements of operations for the twelve months ended December 31, 2005 and the three months ended March 31, 2006 give effect to the Acquisition as if it had occurred on January 1, 2005. Because the unaudited consolidated condensed balance sheet as of March 31, 2006 presented in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 includes the effect of the Acquisition and related assets and liabilities acquired, no pro forma consolidated condensed balance sheet has been presented in this Current Report on Form 8-K/A.

The Acquisition was funded under a bridge loan facility in the amount of $1.6 billion (“Bridge Loan”) that was entered into on March 1, 2006 between the Company and its wholly-owned subsidiary, Enhanced Service Systems, Inc., as borrowers, and a group of banks and lenders. The Bridge Loan is available for a maximum period of 364 days at interest rates tied to either LIBOR or the prime rate plus a spread based upon the credit ratings of the Company’s senior unsecured debt. Under the terms of the Bridge Loan, the Company is required to apply 100% of the net cash proceeds from asset dispositions and from the issuance of equity and/or debt, other than from the refinancing of debt, to repayment of the Bridge Loan. Accordingly, the Company expects to retire the Bridge Loan with the net proceeds from: (i) the sales of its PG Energy operating division and the Rhode Island operations of its New England Gas Company operating division with estimated proceeds of $1.1 billion (the “LDC Sales”); and (ii) as appropriate, permanent debt and/or equity financing. The unaudited pro forma combined condensed statements of operations give effect to Southern Union's funding of the acquisition through the Bridge Loan. Due to the uncertainty as to the timing of the completion of the LDC Sales and the ultimate amount of permanent debt and/or equity financing, the unaudited pro forma combined condensed statements of operations give effect to the Bridge Loan as if it were outstanding for all periods presented. To the extent the Company is successful at closing the LDC Sales and issuing permanent equity financing, ongoing interest expense associated with the Acquisition financing will be significantly less than the amounts estimated in the following unaudited pro forma combined condensed statements of operations.

The excess of the Acquisition’s purchase price over the book value of the net assets acquired is primarily attributable to property, plant and equipment, including certain amortizable intangibles, based on the estimated fair values of the assets acquired. The estimates of the fair values of the assets are preliminary and will be revised to reflect the results of independent appraisals, which have not been completed. The unaudited pro forma combined condensed statements of operations give effect to the Company’s preliminary estimate of the step-up in basis of the acquired assets and liabilities.

The unaudited pro forma combined condensed statements of operations are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances. Assumptions underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the unaudited pro forma combined condensed statements of operations. The unaudited pro forma combined condensed statements of operations are furnished for informational purposes only and do not purport to represent the Company’s results of operations had the Acquisition actually occurred on the date indicated or for any future period.

The unaudited pro forma combined condensed statements of operations do not contain any adjustments to reflect cost savings or other synergies anticipated as a result of the Acquisition.

Southern Union Company
Unaudited Pro Forma Combined Condensed Statement of Operations
For the Twelve Months Ended December 31, 2005
(In thousands of dollars, except shares and per share amounts)

			Southern
			Union	Sid
			Historical	Richardson	Richardson
	Southern	(H)	Recast for	Energy	Energy
	Union	Discontinued	Discontinued	Services	Marketing	Pro Forma
Operating revenues:	Historical	Operations	Operations	Historical	Historical	Adjustments			Combined
Gas distribution	$1,503,272	$(750,573)	$752,699	$-	$-	$-			$752,699
Gathering and processing	-	-	-	1,001,061	1,450,193	(1,082,080)	(A	)	1,369,174
Gas transportation and storage	505,233	-	505,233	-	-	-			505,233
Other	10,925	(1,975)	8,950	-	-	-			8,950
Total operating revenues	2,019,430	(752,548)	1,266,882	1,001,061	1,450,193	(1,082,080)			2,636,056

Operating expenses:
Cost of gas and other energy	1,040,956	(511,506)	529,450	833,017	1,443,136	(1,082,080)	(A	)	1,721,020
						(2,503)	(B	)
Revenue—related taxes	51,857	(11,777)	40,080	-	-	-			40,080
Operating, maintenance and general	417,663	(115,638)	302,025	69,489	3,660	-			375,174
Depreciation and amortization	126,393	(33,831)	92,562	18,843	-	66,905	(C	)	159,467
						(18,843)	(C	)
Goodwill impairment	175,000	(175,000)	-	-	-	-			-
Taxes, other than on income and revenues	44,517	(10,869)	33,648	-	-	2,503	(B	)	36,151
Total operating expenses	1,856,386	(858,621)	997,765	921,349	1,446,796	(1,034,018)			2,331,892
Operating income	163,044	106,073	269,117	79,712	3,397	(48,062)			304,164

Other income (expenses):
Interest	(135,157)	6,688	(128,469)	(5,061)	688	(92,760)	(D	)	(218,988)
						531	(E	)
						6,083	(F	)
Earnings from unconsolidated investments	70,742	-	70,742	-	-	-			70,742
Other, net	(7,069)	(1,172)	(8,241)	(6,078)	(31)	-			(14,350)
Total other income (expenses), net	(71,484)	5,516	(65,968)	(11,139)	657	(86,146)			(162,596)

Earnings from continuing operations
before income taxes	91,560	111,589	203,149	68,573	4,054	(134,208)			141,568

Federal and state income taxes	70,877	(28,326)	42,551	307	-	(46,973)	(G	)	(4,115)
Net earnings from continuing operations	20,683	139,915	160,598	68,266	4,054	(87,235)			145,683
Preferred stock dividends	(17,365)	-	(17,365)	-	-	-			(17,365)
Net earnings available for common stockholders
from continuing operations	$3,318	$139,915	$143,233	$68,266	$4,054	$(87,235)			$128,318

Net earnings available for common stockholders
from continuing operations per share:
Basic			$1.31						$1.17
Diluted			$1.27						$1.14
Weighted average shares outstanding:
Basic			109,395,418						109,395,418
Diluted			112,794,210						112,794,210

Southern Union Company
Unaudited Pro Forma Combined Condensed Statement of Operations
For the Three Months Ended March 31, 2006
(In thousands of dollars, except shares and per share amounts)

		SRES and REM
		Unaudited
	Southern	January 1, 2006
	Union	to
	Company	February 28, 2006	Pro Forma
Operating revenues:	Historical	Historical	Adjustments			Combined
Gas distribution	$298,229	$-	$-			$298,229
Gathering and processing	103,231	230,549	-			333,780
Gas transportation and storage	144,643	-	-			144,643
Other	1,063	-	-			1,063
Total operating revenues	547,166	230,549	-			777,715

Operating expenses:
Cost of gas and other energy	306,602	220,674	(476)	(B	)	526,800
Revenue—related taxes	16,217	-	-			16,217
Operating, maintenance and general	78,777	5,340	-			84,117
Depreciation and amortization	30,865	3,127	16,726	(C	)	50,718
			(8,702)	(C	)	(8,702)
Taxes, other than on income and revenues	11,858	-	476	(B	)	12,334
Total operating expenses	444,319	229,141	8,024			681,484
Operating income	102,847	1,408	(8,024)			96,231

Other income (expenses):
Interest	(42,221)	(356)	(22,875)	(D	)	(56,144)
			8,500	(D	)
			133	(E	)
			675	(F	)
Earnings from unconsolidated investments	11,566	-	-			11,566
Other, net	37,093	109	-			37,202
Total other income (expenses), net	6,438	(247)	(13,567)			(7,376)

Earnings from continuing operations before income taxes	109,285	1,161	(21,591)			88,855

Federal and state income taxes	35,867	(148)	(7,557)	(G	)	28,162
Net earnings from continuing operations	73,418	1,309	(14,034)			60,693
Preferred stock dividends	(4,341)	-	-			(4,341)
Net earnings available for common stockholders
from continuing operations	$69,077	$1,309	$(14,034)			$56,352

Net earnings available for common stockholders
from continuing operations per share:
Basic	$0.62					$0.50
Diluted	$0.60					$0.49
Weighted average shares outstanding:
Basic	111,668,336					111,668,336
Diluted	114,673,501					114,673,501

 SOUTHERN UNION COMPANY AND SUBSIDIARIES
NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

Adjustments to the Unaudited Pro Forma Combined Condensed Statements of Operations:

(A)	Reflects the elimination of historical affiliate sales and cost of sales transactions between SRES and REM.

(B)	Reflects the reclassification of historical amounts relating to SRES and REM taxes, other than on income and revenues, to conform to Southern
Union's presentation.

(C)	Reflects the elimination of historical depreciation and amortization expense and the adjustment for depreciation and amortization expense related to the stepped-up basis of Property, Plant and Equipment (“PP&E”) and definite-lived intangibles (“Intangibles”) of $1.572 billion. The estimate of the fair value of the assets acquired is preliminary and will be revised to reflect the results of independent appraisals, which have not been completed.

	12 Months	3 Months
	Ended	Ended
	December 31, 2005	March 31, 2006
Estimated new book value of PP&E and Intangibles	$1,572,274,000	$1,572,274,000
Estimated average future useful life (in years)	23.5	23.5
Estimated annual depreciation and amortization expense	66,905,277	66,905,277
Adjust to quarterly expense (3 months/12 months)	-	25.00%
Estimated pro forma depreciation and amortization expense	$66,905,277	$16,726,319

Eliminate historical depreciation expense	$18,843,000	$8,702,000

(D)	Reflects interest expense related to Southern Union's Bridge Loan of $1.6 billion. The interest rate used in the following calculation is 5.31%, based on a spread of 57.5 basis points over the one-month USD LIBOR quote in accordance with the Bridge Loan agreement, as of March 31, 2006. Additionally, in connection with this borrowing, Southern Union incurred approximately $7.8 million of direct costs. These issuance costs were capitalized and are amortized as an adjustment to interest expense for pro forma purposes over the term of the Bridge Loan which is 364 days. For every 1/8 percent change in the interest rate assumed for the Bridge Loan, interest expense for the twelve months ended December 31, 2005 and the three months ended March 31, 2006 would change by approximately $2,000,000 and $500,000, respectively.

	12 Months	3 Months
	Ended	Ended
	December 31, 2005	March 31, 2006
Principal	$1,600,000,000	$1,600,000,000
Estimated interest rate	5.31%	5.31%
Estimated annual interest expense on Bridge Loan	84,960,000	84,960,000
Annual amortization of Bridge Loan issuance costs	7,800,000	7,800,000
Estimated annual Bridge Loan expense	92,760,000	92,760,000
Adjust to quarterly rate (90 days/365 days)	-	24.66%
Estimated pro forma Bridge Loan expense	$92,760,000	$22,874,616

Eliminate historical (March 2006) Bridge Loan expense		$8,500,000

(E)	Reflects the reduction in interest expense associated with the repayment of amounts outstanding on the Southern Union credit facilities from the estimated $10 million working capital purchase price adjustment calculated at the close of the Acquisition and reflected in the adjusted purchase price. The interest expense adjustment is calculated using the credit facility rate of 5.31% as of March 31, 2006.

(F)	Reflects the elimination of historical interest expense associated with SRES borrowings that were not assumed by Southern Union in the
Acquisition.

(G)	Reflects the income tax consequences of the pro forma adjustments at Southern Union’s statutory federal tax rate of 35%.

(H)	Reflects the elimination of Southern Union’s historical operations related to the LDC Sales. The Company began classifying these operations as discontinued operations in its consolidated statement of operations for the quarter ended March 31, 2006.